Exhibit 10.31
FIRST AMENDMENT TO THE POST HOLDINGS, INC. EXECUTIVE SAVINGS INVESTMENT PLAN
WHEREAS, Post Holdings, Inc. previously adopted the Post Holdings, Inc. Executive Savings Investment Plan (“Plan”);
WHEREAS, the Plan may be amended pursuant to Article VIII of the Plan; and
WHEREAS, the Company desires to make certain clarifying changes under the Plan;
NOW, THEREFORE, effective January 29, 2013, the Plan is amended as follows:
1.    Section 3.5(c) is amended to read as follows:
(c) Change in Control. Upon a Change in Control, all amounts deemed to be invested in the Post Holdings, Inc. Common Stock Fund shall be immediately converted to a Fund that is a target retirement fund.
2.    Section 4.1 is amended to replace the first sentence thereof with the following:
The rate at which earnings and losses shall be credited to a Participant’s Account shall be determined in accordance with one or more Funds selected by the Participant; if a Participant does not select a Fund, the Fund applicable for that Participant shall be the Fund that is a target retirement fund.
3.    Section 4.1 is amended to add the following to the end thereof:
Notwithstanding anything herein to the contrary, in the event that the Ralcorp Holdings, Inc. stock Fund is removed, a Fund selected by the Employee Benefit Trustees Committee as a target retirement fund shall apply in its place until the Participant elects a replacement Fund in accordance with such procedures as may be required under the terms of the Plan and as otherwise may be determined by the Committee.
IN WITNESS WHEREOF, this amendment has been executed this 29 day of January, 2013.

POST HOLDINGS, INC.

By:	/s/ William P. Stiritz
William P. Stiritz
Chairman and Chief Executive Officer